Exhibit 99.1

Excerpt from Earnings Call transcript: dated February 24, 2021

N. David Bleisch

“Thank you, Tim. Before we turn to our performance for the most recent quarter, we will begin today with a summary of where we stand with regard to the public proposal made by Sycamore Partners, the owner of Staples, to acquire The ODP Corporation.

On January 11, a Sycamore Partners subsidiary, USR Parent, which I will refer to as Sycamore, issued a press release publishing the contents of a letter it had sent to the Board of The ODP Corporation proposing to acquire 100% of the issued and outstanding stock of the Company for $40.00 per share in cash. Sycamore’s proposal contemplated divestiture of our B2B business unit to a hypothetical third-party buyer that has yet to be identified.

Our Board carefully reviewed the Sycamore proposal in consultation with our financial and legal advisers. The Board concluded that there is a more compelling path forward to create significant value for ODP and its shareholders without introducing the material regulatory risk inherent in Sycamore’s proposal. The Board set forth that path in a letter to Sycamore dated January 19, 2021, which we published in a press release on the same date.

Specifically, we stated that we are open to combining our retail and consumer-facing ecommerce operations with Staples under the right set of circumstances and on mutually acceptable terms. We believe a joint venture that combines only the retail and consumer-facing operations of both Office Depot/OfficeMax and Staples would be a viable path to both maximize the synergies and efficiencies for both companies while equally sharing the risk and benefits between our companies, and would also help the combined business maintain competitiveness against nontraditional retailers and optimize ongoing choices for consumers.

In our letter, we also noted the significant regulatory risk inherent in Sycamore’s proposal, particularly in light of the prior, failed merger attempt between the companies that regulatory authorities and a federal court blocked in 2016. In that regard, we recently received a Civil Investigative Demand from the U.S. Federal Trade Commission, which is conducting an investigation of Sycamore’s proposal. The CID makes clear that the FTC is not only reviewing the proposal’s potential impact on competition with respect to the B2B businesses regardless of any proposed divestiture, but is also conducting a thorough and broad review extending to every aspect of our businesses across every distribution channel.

In our letter to Sycamore, we also called on Sycamore to expressly address the financial impact of the regulatory risk by committing to bear it through a customary “hell or high water” provision. A “hell or high water” provision is a customary clause incorporated into a purchase or merger agreement that generally requires a buyer to take all necessary actions, including required divestitures, to close the transaction and secure approval from competition authorities, as well as litigate any antitrust challenges.

We have received no substantive response from Sycamore to our January 19 letter, but instead have been informed that Sycamore does not want to engage in substantive discussions until the regulatory process is completed.

In the meantime, we continue building on our B2B strategy and other growth initiatives, which include our recent acquisition of BuyerQuest and other matters that Gerry and Anthony will discuss a little later.

With respect to CompuCom, as previously disclosed, we have initiated the sale process which is well underway. We do not intend to provide any update on this process until such time as it is completed.

We hope this is a helpful recap of the current situation. You will understand that we will not be able to go further in our discussion than the information I have just provided, and so we would ask that your questions during the Q&A part of the call focus on the other matters discussed on today’s call by Gerry and Anthony.

On a separate matter, given these developments and other related matters in Q4, the Company did not repurchase any shares in Q4 under its existing share repurchase authorization.

And now, I will turn the call over to our Chief Executive Officer, Gerry Smith.”

Notice to Investors

This communication is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Common Stock of The ODP Corporation (“ODP” or the “Company”). The tender offer for the purchase of the issued and outstanding shares of Common Stock of the Company described herein has not yet been commenced. On the commencement date of the tender offer, an offer to purchase, a letter of transmittal and related documents will be filed with the Securities and Exchange Commission (SEC). The solicitation of offers to buy shares of ODP Common Stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents. Investors and ODP shareholders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement that will be filed by ODP regarding the tender offer when they become available as they will contain important information. Investors and shareholders may obtain free copies of these statements (when available) and other documents filed with respect to the tender offer at the SEC’s website at www.sec.gov. In addition, copies of the tender offer statement and related materials (when available) may be obtained for free by directing such requests to the information agent named in the tender offer materials. The solicitation/recommendation statement and related documents (when available) may be obtained by directing such requests to ODP’s Investor Relations at +1-561-438-4629 or Tim.Perrott@officedepot.com.

Forward Looking Statements

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, the potential impacts on our business due to the unknown severity and duration of the COVID-19 outbreak, or state other information relating to, among other things, the Company, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the Company’s control. There can be no assurances that the Company will realize these expectations or that these beliefs will prove correct, and therefore investors and stakeholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate the Company from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on the Company’s sales and pricing; the adverse effects of an unsolicited tender offer on our business, operating results or financial condition; the risk that the Company is unable to transform the business into a service-driven, B2B platform that such a strategy will not result in the benefits anticipated; the risk that the Company may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; the risk that the Company is unable to successfully maintain a relevant omni-channel experience for its customers; the risk that the Company is unable to execute both the Business Acceleration Program and the Maximize B2B Restructuring Plan successfully or that such program and plan will not result in the benefits anticipated; the risk that the Company will not be successful in maximizing the full potential of its CompuCom Division; failure to effectively manage the Company’s real estate portfolio; loss of business with government entities, purchasing consortiums, and sole- or limited-source distribution arrangements; failure to attract and retain qualified personnel, including employees in stores, service centers, distribution centers, field and corporate offices and executive management, and the inability to keep supply of skills and resources in balance with customer demand; failure to execute effective advertising efforts and maintain the Company’s reputation and brand at a high level; disruptions in computer systems, including delivery of technology services; breach of information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including tariffs imposed on certain foreign made goods); exclusive Office Depot branded products are subject to additional product, supply chain and legal risks; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; covenants in the credit facility; general disruption in the credit markets; incurrence of significant impairment charges; retained responsibility for liabilities of acquired companies; fluctuation in quarterly operating results due to seasonality of the Company’s business; changes in tax laws in jurisdictions where the Company operates; increases in wage and benefit costs and changes in labor regulations; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws; volatility in the Company’s common stock price; changes in or the elimination of the payment of cash dividends on Company common stock; macroeconomic conditions such as future declines in business or consumer spending; increases in fuel and other commodity prices and the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; catastrophic events, including the impact of weather events on the Company’s business; the discouragement of lawsuits by shareholders against the Company and its directors and officers as a result of the exclusive forum selection of the Court of Chancery, the federal district court for the District of Delaware or other Delaware state courts by the Company as the sole and exclusive forum for such lawsuits; impacts of the Company’s adoption of a limited duration shareholder rights plan including potential deterrence of unsolicited offers to acquire the Company; and the impact of the COVID-19 pandemic on the Company’s business, including on the demand for its and our customers’ products and services, on trade and transport restrictions and generally on our ability to effectively manage the impacts of the COVID-19 pandemic on our business operations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update or revise any forward-looking statements.